Exhibit 4.3

AMENDMENT NO. 1

TO

VIOMI TECHNOLOGY CO., LTD

SHARE INCENTIVE PLAN

This Amendment (“Amendment”), dated as of October 18, 2023, is made by Viomi Technology Co., Ltd (the “Company”) to the Viomi Technology Co., Ltd Share Incentive Plan adopted by the Company in September 2015 (the “Plan”).

WHEREAS, the Company maintains the Plan to attract, motivate, retain and reward certain officers, employees, directors and other eligible persons;

WHEREAS, pursuant to Section 7.7.1 of the Plan, the board of directors of the Company may amend any provision of the Plan at any time; and

WHEREAS, the Company desires to amend the term of the Plan and maximum term of an Award (as defined in the Plan) under the Plan.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1.Amendment to Section 2.2(f). Section 2.2(f) of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 2.2(f):

(f) accelerate or extend the vesting or exercisability or extend the term of any or all outstanding Awards (within the maximum twenty-year term of Awards under Sections 5.4.2 and 6.5 or the maximum ten-year term with respect to any Incentive Stock Option or Nonqualified Option held by a U.S. resident) in such circumstances as the Administrator may deem appropriate (including, without limitation, in connection with a termination of employment or services or other events of a personal nature)

2.Amendment to Section 5.4.2. Section 5.4.2 of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 5.4.2:

5.4.2 Term. Each Option shall expire not more than 20 years after its date of grant; provided that any Option that is an Incentive Stock Option shall expire not more than 10 years after its date of grant. Each Option will be subject to earlier termination as provided in or pursuant to Sections 5.6 and 7.3 or the terms of the applicable Award Agreement.

3.Amendment to Section 6.5. Section 6.5 of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 6.5:

6.5 Term. A Share Award shall either vest or be repurchased by the Company as provided in Section 6.8 not more than 20 years after the date of grant. Each Share Award will be subject to earlier termination as provided in or pursuant to Sections 6.8 and 7.3.

Any payment of cash or delivery of shares in payment for a Share Award may be delayed until a future date if specifically authorized by the Administrator in writing and by the Participant.

4.Amendment to Section 7.11. Section 7.11 of the Plan shall, as of the date of this Amendment, be amended by deleting it in its entirety and replacing it with the following new Section 7.11:

7.11 Term of the Plan. Unless earlier terminated by the Board, this Plan will terminate at the close of business on the day before the 20th anniversary of the Effective Date. No Incentive Stock Options may be made pursuant to this Plan after the tenth anniversary of the Effective Date was ratified by the shareholders of the Company. After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Administrator with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

5.Governing Law. This Amendment shall be governed by and construed in accordance with the laws of State of California.

6.Incorporation. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

7.Ratification. All other provisions of the Plan remain unchanged and are hereby ratified by the Company.

[Signature Page follows]

IN WITNESS WHEREOF, the Company hereto has executed this Amendment as of the day and year first set forth above.

VIOMI TECHNOLOGY CO., LTD

By:	/s/ Xiaoping Chen
Name: Xiaoping Chen
Title: Chairman of the Board of Directors and Chief Executive Officer